Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call EVENT DATE/TIME: MARCH 02, 2012 / 1:00PM GMT
OVERVIEW:
BIG reported FY11 consolidated diluted EPS from continuing operations of $2.99 and 4Q11 consolidated income from continuing operations of $114.7m or $1.75 per diluted share. Expects FY12 consolidated adjusted diluted EPS from continuing operations to be $3.40-3.50 and 1Q12 consolidated adjusted EPS from continuing operations to be $0.75-0.81.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director IR
Steve Fishman Big Lots, Inc. - Chairman, CEO, President
Tim Johnson Big Lots, Inc. - SVP Finance
Joe Cooper Big Lots, Inc. - CFO, EVP, President - Big Lots Canada
Chuck Haubiel Big Lots, Inc. - EVP Legal & Real Estate, General Counsel, Secretary

CONFERENCE CALL PARTICIPANTS
Charles Grom Deutsche Bank - Analyst
Matthew Boss JPMorgan - Analyst
Dan Wewer Raymond James - Analyst
John Zolidis Buckingham Research - Analyst
David Mann Johnson Rice - Analyst
Jeff Stein Northcoast Research - Analyst
Anthony Chukumba BB&T Capital Markets - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
Patrick McKeever MKM Partners - Analyst
Peter Keith Piper Jaffray - Analyst
Meredith Adler Barclays Capital - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots fourth quarter 2011 teleconference. This conference is being recorded. During this session all lines will be muted until the question-and-answer portion of the call. (Operator Instructions)

At this time I would like to introduce today's first speaker, Director of Investor Relations, Andy Regrut. Please go ahead.

Andy Regrut - Big Lots, Inc. - Director IR

Thanks, Cindy, and thank you everyone for joining us for our fourth quarter conference call. With me here today in Columbus are Steve Fishman, our Chairman, CEO, and President; Chuck Haubiel, Executive Vice President, Real Estate, Legal, and General Counsel; Joe Cooper, Executive Vice President and Chief Financial Officer of Big Lots, and President of Big Lots Canada; and Tim Johnson, Senior Vice President of Finance.

Before we get started I would like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

Our consolidated financials include results from our US operations and our Canadian business since acquisition, or July 18, 2011. Our statements also include immaterial amounts of discontinued operations activity. All commentary today is focused on continuing operations.

With that, I will turn it over to Steve.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

Thanks, Andy, and good morning everyone. I'm pleased with the results we are reporting this morning. Our fourth quarter was a success as we executed our strategies extremely well over the holiday season, maybe better than we ever have before, and it generated strong financial results. Comps in the US were up 3.4%, and operating profit in the US and EPS were at record levels, and we continued to return significant amounts of cash to our shareholders through our share repurchase efforts.

From a merchandising perspective in the United States, our Seasonal and Furniture businesses were particularly strong, each comping up in the low double digits. You may recall that our Seasonal Christmas assortment was allocated more floor space and inventory this holiday season, a result of our strategic decision to downsize our traditional toys business. We offered great quality seasonal product, all priced at extreme values, and the customers responded in a big way.

In Furniture, all of our key classifications posted positive results. This year, our broader selection of decorative fireplaces appealed with the consumers. We experienced strength in upholstery, which is often used to spruce up the house for the holidays. And our day-in and day-out mattress business posted some of the strongest comps in the store.

Consumables had another successful quarter, comping up mid-single digits. We made significant improvements in this business in 2011 with our merchandise, with planned events, and our team, and the changes have translated into meaningful sales growth. Our food business, whether it was closeout, specialty, or captive label, continues to drive Consumables. However, HBC, pet, chemicals, and most every part of the category had positive comps for the quarter. Our marketing, product presentation, and in-store execution, including the Wall of Values that highlights the extreme value of our Consumables offerings, steadily improved as the year went along.

The other big winner for the holidays was electronics, which you may recall also benefited from our efforts to downsize toys. Electronics are the toys of a new age, toys with screens and memory cards. They're gadgets that fascinate a tech-savvy generation, have a broad appeal to consumers of all ages, and create buzz in our stores and with our customers. What is most exciting about this strategy is that electronics is not just a fourth quarter business, but instead has growth opportunities throughout the year.

From a Canadian perspective, we made progress over the last 90 days towards three key initiatives which Joe will cover shortly. Having been in Canada and visited stores during Q4, I can tell you that the presentation and shopping experience has significantly improved, and I believe we are on the right track.

For the year in total, 2011 was one of significant milestones. We exceeded $5 billion in sales for the first time in our Company's history. We delivered our fifth consecutive year of record earnings per share at $2.99 per share. We posted flat or positive annual comps for the 13th consecutive year. We completed a key strategic acquisition and expanded into Canada. We executed a successful IT rollout of new merchandising systems... a multiyear, multimillion-dollar cross-functional initiative that officially went live on January 29 without issues and on budget.We invested in our associates through a variety of training and development programs designed to increase our bench strength and prepare our workforce for future growth opportunities both in the corporate office and in the stores, and through all of this, our shareholders experienced meaningful financial gains as our share price increased 26%, which we believe was due to our performance and significant share repurchase efforts.

I think it is safe to say we are pleased with the improvements we made this year, but we are not satisfied. Before I go on to 2012, let me turn the call over to TJ for additional details on the fourth quarter and full year results.

Tim Johnson - Big Lots, Inc. - SVP Finance

Thanks, Steve. I'm going to focus my comments on results, and then Joe will update you on our progress in Canada and speak to guidance for fiscal '12 and the first quarter.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Speaking first to US operations, sales for the fourth quarter were $1.633 billion, an increase of 7.5% compared to the $1.519 billion we reported for the fourth quarter of last year. Comparable store sales increased 3.4%.

For Q4, operating profit dollars were $196 million, an increase of $19 million or 10% compared to last year. Our operating profit growth was a result of our 7.5% sales increase, along with expense leverage, partially offset by a decline in the gross margin rate. As anticipated, our gross margin rate of 40.3% was down 50 basis points to last year due to merchandise mix, a slightly lower IMU, and higher shrink costs.

Total expense dollars were $462 million, and the fourth quarter SG&A rate was 28.3%, or down 90 basis points to last year. Expense leverage came from store payroll, distribution, insurance, lower debit card fees, utilities, and lower bonus expense. Offsetting this leverage was higher depreciation.

Interest expense of US operations was flat to last year at $0.8 million, and our tax rate for the quarter was 38.5%, compared to last year's 37.6%.

In total, our US business reported income from continuing operations of $119.8 million or $1.83 per diluted share for the fourth quarter of fiscal 2011, a 25% increase to last year's $1.46 per diluted share.

From a real estate perspective we opened 23 new stores and closed 17 in the fourth quarter of fiscal 2011, leaving us with 1,451 stores and total selling square footage of 31.5 million. For the full year, we opened a total of 92 new stores and closed 39 stores for a net addition of 53 stores or approximately 4% growth. Of the 92 new store openings, 25 were in A-type locations, with the balance in more traditional centers.

Turning to Canada, sales in the fourth quarter of fiscal 2011 were $36.6 million, better than our original guidance of $25 million to $30 million as certain deals and category introductions were well received by our customer. The net loss for the quarter totaled $5.1 million, compared to our guidance of a $7 million to $9 million loss, as better than anticipated sales drove the favorability.

From a consolidated point of view, we reported income from continuing operations of $114.7 million or $1.75 per diluted share. This compares to $110.0 million or $1.46 per diluted share a year ago when we only had a US operation.

Moving on to the balance sheet, consolidated inventory ended the fourth quarter of fiscal 2011 at $825 million, up 8% to last year, with the key drivers to last year being a 4% increase in US store count; a 2% increase in US per store inventory, and, lastly, the acquisition of our Canadian operations.

For the full year fiscal 2011, CapEx totaled $131 million, compared to $108 million last year, and depreciation expense was $90 million, an increase of $12 million to last year.

Consolidated cash flows for the year were $198 million or similar to last year. US operations' cash flow for the year totaled $222 million, while there were approximately $24 million of cash outflows to support our Canadian operations. Our total investment in Canada for fiscal 2011 was $46 million, including both operations and investing activities.

We ended the year with $69 million of cash and cash equivalents, and $66 million of borrowings under our credit facility, compared to $178 million of cash and cash equivalents and no borrowings under our facility a year ago. Our use of cash and debt over the last 12 months was the result of our share repurchase activity and our investment to date in Big Lots Canada, partially offset by the cash generated over the last year.

During the fourth quarter we invested $46 million to repurchase 1.3 million shares at an average price of $36.79 per share. For fiscal 2011, we invested $359 million to repurchase 11 million shares at at an average price of $32.79 or approximately 36% below where the stock closed yesterday. The 11 million shares repurchased represented approximately 15% of our outstanding shares as of the beginning of fiscal 2011. We ended the year with 63.6 million shares outstanding and currently have $99 million remaining under our current $400 million share repurchase authorization.

I'll now turn it over to Joe for forward guidance and details on our Canadian operations.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - CFO, EVP, President - Big Lots Canada

Thanks, TJ. Before we get to our guidance for fiscal 2012, I want to mention one accounting item noted in our press release. Effective January 29, 2012, with our successful "go-live" of new merchandising systems, we began valuing our inventory at the class level, rather than at the department level with our prior systems. As part of this change, we will record a non-recurring, non-cash, after-tax charge of approximately $3.4 million or $0.05 per diluted share in the first quarter.

For the first quarter and throughout 2012 we will provide adjusted non-GAAP results to help investors and analysts better understand the performance of operations, net of this charge. There will be no effect on prior periods, and our forward guidance excludes this one-time charge.

Now, moving to 2012 guidance, for the consolidated company, we estimate fiscal 2012 adjusted income from continuing operations to be in the range of $3.40 to $3.50 per diluted share, compared to income from continuing operations of $2.99 per diluted share in fiscal 2011. We are operating under a 53-week retail calendar for fiscal 2012, and we anticipate the impact of the extra week adds approximately $0.10 per diluted share to our earnings for the year.

The average diluted share count is forecasted to be approximately 65 million for fiscal 2012, with no assumption for share repurchase activity. We expect this financial performance will result in cash flow of approximately $200 million.

For our US operations, we estimate adjusted income from continuing operations to be in the range of $3.63 to $3.73 per diluted share, a 14% to 17% increase over fiscal 2011 results of $3.18 per diluted share. This is based on a total sales increase of 8% to 9%, and a comparable store sales increase in the range of 2% to 3%.

You may have noticed in our press release a change in our comp calculation. Going forward, effective in the first quarter, we will calculate comparable store sales for US stores open for at least 15 months. In prior years, our calculation was based on stores open for at least two years at the beginning of the fiscal year. We made this change to be more consistent with industry standards, but it would not have materially impacted the results for 2011.

We estimate the adjusted operating profit rate for the US operations for 2012 will be relatively flat to last year. The adjusted gross margin rate for fiscal 2012 is expected to be slightly higher than 2011, driven by lower anticipated markdowns. Expenses as a percent of sales are expected to increase slightly in this model, with the entire increase and more coming from higher bonus expense. You may recall our 2011 operating profit was below plan for most of the year, resulting in lower bonus expense and payout to management, stores, and DC operations.

Excluding bonus, we see expense leverage in our 2012 model, and in fact, our comp leverage point is estimated to be approximately a 1% comp, which by most industry comparisons is very low. Expense leverage comes from stores, DCs, credit card fees, utilities, and the 53rd week, partially offset by higher depreciation expense.

Filling out the rest of the US P&L for 2012, we expect net interest expense to be approximately $2 million, and the effective income tax rate is planned to be in the neighborhood of 38.0% to 39.0%.

For the year, capital expenditures in the US are expected to be approximately $130 million to $135 million. Maintenance capital is estimated to be about $40 million, which covers our stores, DCs, and the general office. New store capital is estimated at approximately $50 million to $55 million for opening 90 new stores. Investments in certain other strategic initiatives will represent approximately $40 million of CapEx in 2012. These dollars will be focused on our implementation of new systems including new warehouse management, HR, and real estate systems, retrofitting and refreshing a portion of our store base, and new fixturing initiatives to support certain of our merchandising strategies.

Depreciation expense in the US is forecasted at approximately $105 million against $88 million in 2011. Higher depreciation expense is primarily due to new store growth, new IT systems, store relays and fixturing initiatives, and our continuing commitment to maintenance capital.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Turning to Canada, it's been just over eight months since we finalized our acquisition of Liquidation World in Canada. During the fourth quarter, we made progress on the three critical initiatives we outlined from the start -- sourcing great merchandise, recruiting and hiring talent, and cleaning up the stores and implementing basic processes.

From a merchandise perspective, our inventory levels grew and the quality substantially improved. Inventory ended 2011 at $22 million, with a goal in the future to be consistently in the $25 million to $30 million range. The customer feedback to our changes in assortment and quality continues to be encouraging, particularly in the areas of Furniture, Seasonal, Toys, and recently in Consumables.

Our second critical initiative is recruiting and hiring talent. We made substantial progress in recruiting merchants, planners, and field operations talent to join us on the journey to turning around this business. We still have some work yet to complete from our initial goals, but the team we have in place is energized and motivated to turning this business into a profitable contributor to the Big Lots family.

Last but certainly not least, our store cleanup and remerchandising efforts are moving along very well. Similar to the US, we have raised expectations of what is an acceptable standard in our stores and continue to build our store teams to help us achieve our goals.

For 2012 in Canada, we expect our sales to be in the range of $140 million to $150 million, resulting in a net loss in the range of $14 million to $17 million, or $0.21 to $0.26 per diluted share. We expect sales dollars to build each quarter and the operating losses to decline quarter-to-quarter as our inventory position improves.

From a stores perspective, we ended the fiscal year with 82 Liquidation World and LW stores. Our 2012 plan assumes no new store openings in Canada.

For 2012, we want the organization 100% focused on testing and learning in the areas of merchandising and assortments, consistent store-level execution, and customer service. Also, our current plans do not reflect any store closings in 2012. However, our real estate evaluation is ongoing, and if a store needs to close, we will not hesitate to make that decision.

Moving to total company first quarter guidance, we estimate our consolidated adjusted income from continuing operations for the first quarter of fiscal 2012 to be in the range of $0.75 to $0.81 per diluted share, a 7% to 16% increase compared to income of $0.70 per diluted share for the first quarter of fiscal 2011. As a reminder, this excludes the nonrecurring, non-cash, after-tax charge described earlier.

Adjusted income from US operations is expected to be in the range of $0.85 to $0.90 per diluted share, a 21% to 29% increase over last year's $0.70 per diluted share. This is based on a comparable store sales increase in the range of 2% to 4% and a total US sales increase in the range of 6% to 8%. We estimate the operating profit rate will be similar to last year's rate of 7%.The gross margin rate for the first quarter of fiscal 2012 is expected to be slightly down to last year. Our expense rate is anticipated to be flattish to last year, as the natural expense leverage from a 2% to 4% comp is expected to be offset by higher depreciation expense and incentive-related costs.

Sales in our Canadian operations are expected to be in the range of $25 million to $30 million for the first quarter of fiscal 2012, resulting in a net loss in the range of $6 million to $8 million, or $0.09 to $0.12 per diluted share.

A few things to consider regarding Canada; first, there will continue to be no tax benefit from the operating loss in fiscal 2012, which magnifies the impact on EPS.

Second, the gross margin rate in Canada is expected to be below the rate of US business as we emphasize our value proposition, test and learn as we develop our assortment, and also begin to develop inbound freight efficiencies. Finally, we will invest in the expense infrastructure of Big Lots Canada, primarily in people, building inventory levels, and addressing deferred maintenance in the stories. This activity adds to the cost structure near-term, but we would expect to leverage these investments as volume starts to ramp up later in the year and into 2013.

Now, back to Steve for some closing remarks.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

Over the last six years we have been consistent and diligent in our approach to transform this company, focusing on long-term strategies and returns for our investors, no shortcuts or short-term decisions, no compromises. We have been incredibly focused and simply been doing what we said we were going to do.It has improved our operating performance and execution. It has created meaningful employment opportunities and new jobs. It has improved our financial strength, which has allowed us to return significant cash to our shareholders. We have repurchased over $1.6 billion worth of company stock, or 55% of our outstanding shares, at an average price of less than $26 per share, and during that time, the compounded annual growth rate of our share price or return to shareholders has averaged about 20%, which is pretty important to understand in an up and down stock market.

As we look forward, we are excited by our future. We have improving trends coming out of 2011 and a focused strategy to execute in 2012.

I see three key elements for the upcoming year. First, it is all about growth. We will grow organically. We will grow our US store footprint. We will turn around Canada, and we will grow our organizational capabilities.

Our business has always been about the treasure hunt, so merchandise is the key to organic growth. You have heard me talk about the improvements we have made in certain key categories in 2011, and you will see more activity in 2012 to distort our space and inventory to categories that are working, and downsizing those that are not.

From a real estate perspective, 2012 will be the third consecutive year of opening 80+ new stores.

The newest leg of growth is Canada. We see an underserved customer who is looking for extreme value, and we have a multiyear plan to transform Liquidation World to fill that need -- the Canadian version of our WIN strategy. The first two quarters have been encouraging, and 2012 will be a year of transformational change for the business.

With this level of growth, our people and systems need to be ready as well. Organizationally, we will continue to invest in our people to train and develop them, to provide meaningful employment opportunities to support our future growth. In addition, we will continue to proactively invest in all of our systems.

With our new merchandising systems successfully up and running, we have shifted our focus towards new warehouse management systems, new HR systems, and a new real estate system, all of which will be executed over the next couple of years.

The second theme you will hear me talk about this year is consistency. I mentioned in my opening remarks a milestone of 13 consecutive years of flat or positive annual comps. While that is impressive, we must take it all to the next level. Our quarterly comps have not been as consistent as our annual track record. Our focus in 2012 needs to be more consistent and more predictable quarterly results.

Finally, the third theme is continuing to generate strong returns for our shareholders. We have done a great job over the last six years, and we have been and will continue to be good stewards of our cash and our shareholders' capital.

This is not a 2012 goal or theme, but an ongoing discussion and focus of management. To that end, we have already kicked off the process to develop our next long-range plan, or LRP, to position us for years 2013 through 2015. The process will take the better part of this year and is a healthy way for the business to refocus on the future and challenge ourselves to reach higher than we might have ever thought possible.

So, with that, I will turn the call back over to Andy.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Andy Regrut - Big Lots, Inc. - Director IR

Thanks, Steve. Before we go to Q&A I have one housekeeping item you mention. As noted in today's press release, I want to draw your attention to a change noted in the timing of future press releases. Starting with the first quarter of fiscal '12, we will no longer publish a quarterly sales release. Instead, we will combine our quarterly reporting of sales and earnings to make our quarterly release of financial results more comprehensive and complete.

Cindy, we would now like to open the lines for questions at this time.

QUESTION AND ANSWER

Operator

(Operator Instructions) Charles Grom, Deutsche Bank.

Charles Grom - Deutsche Bank - Analyst

Thanks. Good morning, guys. Just on Canada, with the expectation that the losses get, I guess, a little bit lower each quarter here throughout 2012, should we expect fourth quarter to be breakeven? And do you still expect to make money in this segment in '13?

Joe Cooper - Big Lots, Inc. - CFO, EVP, President - Big Lots Canada

Hey, Chuck. This is Joe. We do expect sales to be more productive each quarter, losses to decline each quarter. We don't want to be specific in the fourth quarter but clearly, we are very optimistic about our opportunities in the 9 Weeks of Christmas, but we don't want to break our trend and start giving guidance ahead of time.

And regarding 2013, it continues to be our goal to breakeven in 2013. But we do have a lot of test and learn to happen, to occur this year, and we will be more specific later in the year.

Charles Grom - Deutsche Bank - Analyst

Joe, just as a follow-up, can you just remind us? When you start to make money, how do the tax implications, once you start to break even and then eventually start to go into the black?

Joe Cooper - Big Lots, Inc. - CFO, EVP, President - Big Lots Canada

Yes, we can start reversing those, the tax benefits, when it is more likely than not that we will continue to make money. So what tends to happen is, assuming that that trend is sustainable, then those will be fully -- the tax benefit will go against that and those earnings would drop to the bottom line.

Charles Grom - Deutsche Bank - Analyst

Okay, great. If I could just sneak one more in, on the 2% to 4% comp outlook for the first quarter, can you give us a little bit of sense for how you think the categories will perform relative to what you guys did in the fourth quarter, and if you could shed any light on February sales, that would be great.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

Yes, we won't on February, Chuck. We really don't do that, but it is pretty consistent what is going on.

Furniture continues to run really strong into the first quarter from actually all of last year, but really strong in the fourth quarter. The Home business is refreshingly exciting, and we have high expectations for that piece of the business, and actually my expectation is as the season goes on and the year goes on, we will get better and better.

The distortion that I talked about a little bit in the presentation is going to start to occur in April, and Home is going to pick up some more space, particularly in the top of the bed area, so we have high expectations there.

That is really it at a top-line basis right now, I think, that I could share with you. Electronics continues to be good. You know, we had mentioned that. The tab business is really exciting to us, tablet, and then the accessory pieces that are associated with that, we are really learning, learning, learning, and fourth quarter was terrific, and the beginning of the first quarter has been terrific there to. It is just what is happening out there. I know you guys see that as much or more than we do. Everybody has got a phone, everybody has got a tablet, everybody has got accessories, multiple accessories to accessorize with it, and we are really trying to take advantage of that.

Tim Johnson - Big Lots, Inc. - SVP Finance

Hey, Chuck. It's TJ. Let me pick up on what Steve mentioned about February. We do not necessarily always lay out comps by month for you guys; but clearly we know February now. February for us was on plan.

The difficulty in speaking to a specific comp is we do from time to time, as you know, move events or have promotions at different timing throughout the quarter than maybe they had in the prior year, so that is why we don't necessarily want to go down that path of explaining every month every quarter.

But February was on plan, and as Steve mentioned, the key categories that were good for us in fourth quarter we think have legs here into 2012. So that is encouraging.

Charles Grom - Deutsche Bank - Analyst

Okay, great. Congrats on a great year.

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

Thanks.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan - Analyst

Hey, guys. In terms of your positive year-over-year gross margin guidance for 2012, how should we think about the mix shift from toys to Consumables and consumer electronics, and where are we today in this process? Then along those same lines, can you walk through the tailwinds to offset this headwind in 2012, to get to the positive gross margin?

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - SVP Finance

Certainly. Matt, it's TJ. I'll start and ask Steve to speak to mix again.

But from our perspective the middle part of the year, the second and third quarter, was tough for us from a Seasonal perspective for different reasons, but we took more markdowns than we would have liked. Our expectation would be that hopefully we don't repeat last year's weather in March through May, and we have got a better running chance at lawn and garden and summer to not have to be as promotional as we were a year ago.

Additionally, as we get into the third quarter, Doug and his team have some different strategies to hopefully drive business and not be as reliant on Seasonal in third quarter, which was a little bit of a challenge for us, as you will recall.

Working the other way, gosh, it seems like every day the price of diesel bounces around differently, so we are mindful of that. Similarly, with the price of oil we are mindful of that.

And as you mentioned, from a mix standpoint we start to anniversary in the middle part of the year some of the changes that were made in terms of where we were focused i.e., more focused on electronics, less focused on toys, in your example, so we do start to anniversary that as we get into the middle part of the year.

So additionally, a little bit of a headwind this year could be a little bit higher shrink, particularly as some of the categories changes -- i.e., electronics and things like that. So we put all that together and at the end of the day we think that the margin rate goes up a little bit for the year, with markdowns being the key driver.

Matthew Boss - JPMorgan - Analyst

Okay. Then secondly is, Steve, how would you describe the availability of closeout inventory in the channel today? Are you seeing any material change in availability, and particularly any categories of note that you could speak about?

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

It is always the same, Matt. I don't think I have changed my comments for seven years.

I will tell you that it for some reason seems to have picked up to a more aggressive posture in the last two to three weeks in particular. It tends to be in the Consumables area, which to us is good because we just like -- the Consumables business is the largest closeout piece of our business as a percent to total. So if you were taking a look at it, where we always talk about, anywhere from a third to half of our business being closeout, Consumables is between 70% and 75%, almost 80% closeouts. So it's been pretty aggressive and pretty active. We continue to work on relationships with the people who we do business with, the branded ones in particular.

I can't speak to why it has picked up. I can only assume that they either have a lot of inventory or somebody is pushing back. That is the same thing that happens all the time, but that is really where it is happening in a pretty aggressive posture, particularly in food and in HBC.

Matthew Boss - JPMorgan - Analyst

Great. okay. Thanks, guys.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James - Analyst

Thanks. Good morning. So, Steve, you sound very upbeat on this broad-based sales recovery in a number of categories. Sounds like you expect that to continue in FY '12. But in looking at the guidance particularly for the first quarter, of a 2% to 4% increase, mindful the business was down over 3% last year, am surprised that you are not a bit more upbeat on the sales outlook for the first quarter in light of the comparisons. Can we get your thoughts on that?

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

We feel real good about the guidance that we have given, Dan.

Dan Wewer - Raymond James - Analyst

I know you do feel good about it, but I am just saying, it does suggest some deceleration from where you were in the fourth quarter, given you had, what, a 3.5% comp on top of flat a year ago.

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

Well, but the businesses aren't quite the same in the fourth quarter, you know, from a volume basis. Seasonal business was terrific in the fourth quarter, but that was Trim a Tree. The Seasonal business in the spring is lawn and garden. We have to wait to see how the consumer reacts, and it is way too early in our business to figure out that it's very, very good, or very, very bad or anything in between.

The first quarter call is always impossible for us to even call the quarter. A year ago at this time actually we were flying and we were all excited about it, then the weather turned against us and we were not happy with first quarter results. So it is way too early to talk about that.

Electronics does continue to be vibrant. We are real excited about that.

I am excited about the plans that we have for Home, but we have yet to fully execute them. So it would be preliminary for me to get overly excited about that. The business that drove the volume in the fourth quarter was predominantly Seasonal-related, so top of the bed, blankets, and stuff like that. That doesn't occur in the first quarter.

Furniture does continue to be really, really good, so I will say that piece. So I am not trying to -- I am just trying to be reasonable in our guidance. Our expectations are that we have given guidance that we think are consistent with what we think the business is going to perform at.

Tim Johnson - Big Lots, Inc. - SVP Finance

Two other things I would add to that, Dan. First off, we did move an ad circular out of first quarter to second quarter, and we did try to take that into account into our comp guidance.

But additionally, I would tag onto what Steve said, the challenge for us sitting here today is that the easy comparisons, to use your phrase, are ahead of us, and not knowing what weather is going to be, it is difficult for us to really step out and say, hey, let's comp on comp.

We certainly wouldn't want to step out and buy the inventory that way, because if we are wrong, we have got a challenge, so the easier comp is ahead of us, and without really having real clear visibility into it, we take a look at what were the trends coming out of really third quarter, starting there, fourth quarter, and what is going to be important in the first, and we got comfortable that 2% to 4% made sense for us.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Dan Wewer - Raymond James - Analyst

Just real quickly, why would the gross margin rate drop in the first quarter, but increase for the year?

Then also, it looks like the pace of buybacks slowed during the fourth quarter relative to the first three quarters of the year just ended. Just curious as to why the pace of the buyback slowed?

Tim Johnson - Big Lots, Inc. - SVP Finance

Yes, from a margin standpoint, I will go back to what I mentioned earlier. I think first off we do start to anniversary in the second quarter and the middle part of the year some of the strategic decisions to go into different classifications, which impacted IMU. So that anniversary is ahead of us, so to speak.

But the large difference in terms of why do we expect margins being up year-over-year is markdowns, which hurt us in the second and third quarter, not in the first.

Dan Wewer - Raymond James - Analyst

Then the buyback?

Joe Cooper - Big Lots, Inc. - CFO, EVP, President - Big Lots Canada

Yes, Dan, it's Joe. I can speak to the buyback. We actually run on a grid, and so it depends on where the share price goes. We have got three months to run on that grid, and particularly in the fourth quarter the window was only four days. So the market dictates that.

Dan Wewer - Raymond James - Analyst

Okay, thank you.

Operator

John Zolidis, Buckingham Research Group.

John Zolidis - Buckingham Research - Analyst

Hi, good morning. Nice finish to the year.

I want to ask a question about something you touched on in the script, which is the consistency of same-store sales and the potential to improve that.

I do think that that is something investors care a lot about and would be really beneficial for your stock over time if we could get a greater comfort level that comps could come in a little bit more predictable and more consistently positive. So could you discuss some of the initiatives you have in place, or your thinking I guess at this point about what you can do to make the business more consistent on a quarter-to-quarter basis?and then how does the closeout nature of the business create a unique challenge there?

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

I'll address the closeout piece second and the consistency first. You know, Doug Wurl joined us almost a year ago, it was last May, as Executive Vice President of Merchandising. I think Doug is settling in, to put his touch on the business, probably on a timely basis, and we need to let him settle in.

I think I and he feel real good about our plans for the year. So, specifically to address some of the quarter-to-quarter issues -- although I will tell you we have a lot of initiatives, particularly as it goes to getting into the second quarter and early third quarter, which has really been our nemesis quarter, John, and I know you know that. We have talked about it. We have been very open about it. We have stronger, more aggressive plans.

Actually, what Doug has done and I really support it. You hear us talk about the 9 Weeks of Christmas all the time. We focus on the 9 Weeks of Christmas like we do nothing else. We very rarely do anything but outperform the fourth quarter of the year and the 9 Weeks.

What Doug has done, along with the merchandising organization, planning, and allocation, is focused on a number of the businesses in 9-week increments for the balance of this year. And we have tried to take the same approach to 9-week periods, not just the 9 Weeks of Christmas.

What are the opportunities? And how do we really go after those businesses in those 9-week increments? What are the things that are most meaningful to the consumer during that period of time?And starting in the second quarter in particular, going into end of the second quarter, into early third quarter, and late third quarter and before fourth quarter, which is already done, the 9 Weeks of Christmas is basically done and decided upon for 2012, we have got some really good plans, and I feel terrific about that piece.

The second piece that he is addressing in the merchandising organization is the closeout piece that I said I was going to address first, but I didn't. I'm sorry.

Which is -- we really are focused on understanding by business category and managing each one of the pieces about how closeouts as a percent to total really affect our overall business in different businesses, because they do affect us in different ways in different businesses.

Some of it is made for us, we call it in and out. It is global, and it is Seasonal, and it comes in on a six-month basis, and we do a really great job with it, and we are really satisfied with it.

But some of the businesses, Consumables, parts of Home, Hardlines, and those businesses are really elevated when the closeout percent to total is elevated, nd we are really focusing on that as a complete separate strategy too, and really going after understanding how those closeouts are planned. What is on order? What are we doing about it? How aggressive are we?

So instead, of sitting back and waiting for it, John, we are really aggressively approaching it, and we are out there in the market probably stronger than we have ever been before in addressing those opportunities and making sure those opportunities aren't getting by us.

John Zolidis - Buckingham Research - Analyst

Okay. Thanks very much and good luck.

Operator

David Mann, Johnson Rice.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice - Analyst

Yes, thank you. Good morning and great year, guys. Great end.

Question about Canada. Can you talk about the time for when you expect inventory to be at that target level? And also, perhaps comment on the marketing plans in Canada, perhaps the introduction of your rewards program or transformation of their loyalty program. Thank you.

Joe Cooper - Big Lots, Inc. - CFO, EVP, President - Big Lots Canada

Sure. It's Joe. I would say, you know, the inventory we have been successful building in a limited number of categories, but still not the kind of assortment we would like. We are pretty successful with some Trim a Tree, some toys. We have been able to get some Furniture up to Canada, and all of that has been successful, although in limited quantities.

For 2012, we are very focused on broadening our assortment. Bringing Home, expanding our Home assortment, and certainly we have been successful building Consumables, which is heavily closeout and needs to be sourced up in Canada.

So, to answer your question, late in the second quarter, or building through the second quarter in quantities, but really filling out the assortments where we would like is really third quarter, and certainly being set for the 9 Weeks of Christmas, we would like the stores to be set with a pretty strong assortment by the end of the year.

But remember, it is still a year of test and learn, so we are going to make some mistakes. We are going to bring some merchandises in that might not play as well, and that is okay, because we do want to test and learn, and that is what this year is all about.

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

I'll add to that, David, just because Joe is trying to be kind about it. We made a conscious decision that marketing efforts are not what we want to do, which is really your first question. Let me tell you why.

My point of view is that inviting people into the stores when you haven't really significantly changed anything and you are not ready to do it is the biggest mistake you can make, at least from a retail standpoint, and that is just my point of view.

So we really, what we are finding right now is that just putting great merchandise in the Liquidation World stores right now is pulling plenty of traffic in, and we're real happy. We are seeing volume increase on a by-store basis, on a week-to-week and month-to-month basis from where we were when we took it over in July. Putting great merchandise in there, helping them understand how to execute the right way, the Big Lots way, is the right thing to do in 2012. We will be ready to start talking about rebranding stores in 2013.

David Mann - Johnson Rice - Analyst

Okay, very good. Joe, in terms of your comments about 2013, I just want to clarify this. Because in the past, I believe you talked about a return to profitability in '13. This morning you used the words getting to breakeven. Is that any change in outlook in terms of your thoughts for Canada in 2013?

Joe Cooper - Big Lots, Inc. - CFO, EVP, President - Big Lots Canada

No, no, it's just I think what I was trying to emphasize is to believe we have a firm model for 2013 is premature. It is certainly a -- I think the better term is the goal of the business.

When we purchased the business we certainly had internal models that ran '11 and '12 and into '13. There is an awful lot to accomplish in 2012. We are very focused on doing that. We think we are building the team to absolutely do that, but I am careful to imply we have a firm model one year out, when there is so much ahead of us this year. That's all.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice - Analyst

Then in terms of the Canadian stores and the comp calculation, should we expect that they will enter the comps 15 months after the acquisition?

Joe Cooper - Big Lots, Inc. - CFO, EVP, President - Big Lots Canada

I think we will make that decision along the way. It is just the business was in such dire straits last year, to comp it this year would obviously be misleading. We are really talking about productivity in the store, in the sales increases. I guess we will talk about entering -- whether the comp enters the calc in a year.

Tim Johnson - Big Lots, Inc. - SVP Finance

Yes. If we put those stores in, David, after 15 months, keep in mind, to Joe's point earlier, we would have a fully assorted store versus a store that had roughly 20% of the inventory a year ago,so we wouldn't want to be misleading to you guys like that and be reporting some kind of huge, huge comps in the third quarter, when really more importantly for the year anyway, for you guys hopefully to judge our progress, is are we doing what we said we were going to do? Is volume from quarter-to-quarter going up like we anticipated? That is the most important thing, as Joe mentioned, to getting to '13 and feeling good about a model that gets us to breakeven.

David Mann - Johnson Rice - Analyst

Then one last question on SG&A. Last year, you talked about lower bonus in the first quarter of $8.5 million. In terms of this year's first quarter guidance, should we expect that that entire bonus is recovered in the outlook?

Tim Johnson - Big Lots, Inc. - SVP Finance

I would suggest the majority of it, but not all of it. Remember back from the first quarter, the $8.5 million was a combination of the fact that we did miss our first quarter plan; but first quarter 2010 was a bang-up quarter, if you will recall. We had a 6% comp, which was probably one of the biggest comps on a quarterly basis we have had in a number of years.

So it was a combination of outperformance -- or underperformance in '11 but outperformance in '10. So not all of the $8.5 million.

David Mann - Johnson Rice - Analyst

Thanks so much. Good luck in the quarter.

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

Thanks.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Operator

(Operator Instructions) Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Hey, guys. Good morning; a couple questions for you. Number one, have you bought Seasonal up, down, or about flat to last year? Given the fact that last year's Seasonal goods, particularly lawn and garden, was tough, how should we be thinking about that?

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

It is planned up. Actually the entire season was flat if you will recall, Jeff. We made up in the second quarter what we dropped in the first from a top-line standpoint. Unfortunately, we didn't from a profit standpoint. But it is planned up. And I would call us moderately aggressive in Seasonal this year.

Jeff Stein - Northcoast Research - Analyst

Okay.

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

I would say it is as much if anything average price point too.

Jeff Stein - Northcoast Research - Analyst

Okay. Another question. And as we look at Canada and the three initiatives, maybe you could just tell us. Where on the glide path are you with regard to your three initiatives? With regard to hiring, merchandising, and cleaning up the stores, are you on track for each of them?

It almost sounds a little bit like you are having some issues getting the inventory levels up to where you would like them to be.

Joe Cooper - Big Lots, Inc. - CFO, EVP, President - Big Lots Canada

We are on track on all three, Jeff. They run different timetables.

Cleaning up the stores, I think the team did a great job doing that, but we had such minimal levels of inventory that we asked them to clean up the stores, and that was executed in the third quarter.

Now, execution in the stores and keeping them standing tall, we are working through and I think we are making very good progress there, so the store cleanup has been executed.

The hiring of the talent, we're principally very close to being done with that. We've added a lot great talent to the team.

And building inventory is just a much longer process. The focus in the back half of 2011 was really focused on closeouts to acquire quickly in Canada, to get principally some Consumables, which took some time because it is very vendor-heavy and takes a while to build those inventories, and also tapping the significant resources of our Columbus organization to move up some inventory that we could, because of labeling, quickly. And that was toys, Furniture, getting in touch with Serta nationally and leveraging those partnerships, which is working very well up there.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

And then Seasonal to the extent we could get it up there, because we could not move anything with a plug, if you will, north across the border, so we moved some trees and some decorative items and some wrap up.

And all that worked very well, but it was very limited. So in 2012, the organization will be able to and has plans to build the Seasonal inventories because we have had more time to plan that.

Home is an area that is going to take some more time to develop, and we're adding resources there. So all across the business, developing what really is a pretty complicated assortment will take some time, and that is what I was speaking to earlier.

Jeff Stein - Northcoast Research - Analyst

Okay. What is the margin differential, gross margin differential, you are budgeting for Canada relative to the US?

Tim Johnson - Big Lots, Inc. - SVP Finance

Yes, Jeff, it's TJ. I think it is a little early for us to start breaking down margin and SG&A components for Canada at this point. Clearly we will give you guys the segment reporting like we have done today for fourth quarter, and you'll see those actual results as we go through the year.

But I think it is more important for us right now to make sure we give Joe and the team the flexibility to test and learn. Whether it is high-margin, low margin, markdowns, no markdowns, different types of promotions in the store -- and not feel encumbered on a margin rate that we might give you guys.

Jeff Stein - Northcoast Research - Analyst

Got it. Thank you.

Operator

Anthony Chukumba, BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Good morning. Just had one question on Canada, and I know you have touched on some of this over the course of the call. But what has positively and negatively surprised you in Canada?

It seems like the early results have been considerably better than you expected. So I just was wondering what you think is really driving that. Is there anything that has, like I said, surprised you a bit on the negative side? Thanks.

Joe Cooper - Big Lots, Inc. - CFO, EVP, President - Big Lots Canada

Well, I would say we have done a lot of due diligence on Canada. We have wanted to get up in that market for the last couple years. So we weren't terribly surprised.

We have not been surprised on the market. We believe we know how we can win up there, we believe we know the categories that if we win at we will be successful in Canada. So the fact that the customers are responding to the limited assortment that we have been offering is very, very encouraging to us.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Surprise to the downside, I can't speak to anything specifically. I think we are aware that there are significant challenges in turning around this business, so the combination of the team that we are building up there with, again, the tremendous resources we have here in Columbus, we think is a recipe for success.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay, that's helpful. Thank you.

Operator

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Thanks. Good morning. I wanted to just follow up on something that you touched upon in one of the earlier questions. I really wanted to ask you about it more directly, that theme of consistency. I was hoping you could just talk a little bit more about the big opportunities for you to improve some of the predictability and consistency of the business.

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

Actually, I think I gave a pretty good explanation as far as it goes in what I shared already today. Deeper than that would revolve and involve discussing future plans on a quarter-to-quarter basis. And I am just, as a consistent practice, not willing to do that.

We feel very, very good that we have very specific merchandising plans for our execution on a quarter-by-quarter, on a 9-week by 9-week basis, and as we get into those periods at the end of the first quarter going into the second, we will speak to that.

Brad Thomas - KeyBanc Capital Markets - Analyst

Okay, I appreciate that. With respect on your other main initiatives, the opportunity on systems, could you maybe talk a little bit more about where you think those can have an impact this year?

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

Yes. We feel really, really good about where we're at as far as that goes. We made some great capital investments. Probably the two biggest ones clearly are SAP, and now that we have retail up and running, although it has only been four weeks, I guess at this particular point, I called if a feather dropping to the floor. It was probably the finest execution that we have ever done before.

We had about 70 people internally committed to that program over a four-year period and it is up and running with really nothing going on except for better quality, more consistent information, so we are real pleased about that.

If you combine that with the investment that we made a few years ago in the entire chain of about $40 million worth of capital for new register systems, we are pretty well up to date where we want to be.

What we are working on now and the reason that I indicated it will take a few years,it is more the warehouse management system piece of it. Now what we have done is we have gone back to -- and I've always spoke to the fact that the best way to make investments are when you don't have to, when you are not pressured up against the wall, because you make them the right way and you make them intelligently.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

So now we are going back and we are looking at our warehouse management systems. As we go forward, and as we look at future growth for the company, the fact that we are at 1,450 stores and probably will end this year closer to 1,500 stores after the pluses and minuses, and then we will talk about at the end of this year, or really a year from now, the new long-range plan, in the next 36 months we will eventually be pushing up on the infrastructure as we have it right now.

So new warehouse management systems will be great. We will bring one of them up in one of our distribution facilities this year. We have five DCs across the United States. Then we have a plan internally to bring some of the other DCs up in the next few years. So that is one thing.

Number two, just to manage our human resources a little bit better, we have always known and we have always wanted a better system, and we will be investing in that at some point this year, into next year.

And the third piece is Chuck is sitting here. He has been really good and passive about the fact that he needs a new real estate system, which is really a core to what we are trying to do as a company over the next few years, and what we have invested in going forward, so we will invest in a real estate system.

So they're just the things that are going to make us a better and better company and help build for our future. They are not in any way what I would consider to be near as significant as the capital expenditures on an individual basis as we have made in the past. Which is another great thing; it just says that we can utilize our capital for growth, which will predominantly be keeping our infrastructure great and new stores.

Brad Thomas - KeyBanc Capital Markets - Analyst

Got you. Thank you, Steve.

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Thanks. Good morning, everyone. Just wondering about the private label program in the food area and how it is going. How many SKUs you have, what areas, and what is working, what is not; is it a material piece of your food business? And what are the plans going forward?

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

I don't want to give you numbers, Patrick, that I am not real clear on, and I am embarrassed to a certain point. I will tell you both Fresh Finds and international foods is doing quite well. Probably from a volume base, and I won't share those specific numbers with you, but they are in the double-digit millions.

After the first year we were so pleased; we will probably do in the range of double the business in both of those programs this year. So I think it is a very good point. At some point when it becomes, quote, significant, we will share those numbers with you, but both Fresh Finds and international foods on a volume level are almost identical or will be this year.

There is not much yet that is not working. But as we broaden the SKU base, and I want to say in Fresh Finds we have about 150 SKUs; that is not what I would consider to be wildly significant, so that is the only reason I mention that. But I will get you better numbers, or TJ will, or Andy.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Patrick McKeever - MKM Partners - Analyst

Sure.

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

We are expanding it out going forward into the first quarter and the second quarter. Most everything we are doing is doing well.

The likelihood is, as you expand the SKU base, that you're going to find some items that are not selling. We have a relationship internally with a domestic manufacturer who is the best in the country who does it for us and a lot of other people. In fact the resource is so committed to us that we will have a permanent relationship on staff in-house with them. So that is building, and that will be significant.

Then, our food people have been overseas, particularly in Europe in the last few months, mostly Germany where a lot of great stuff is coming out of, between Germany and Switzerland, et cetera, et cetera. Snacks, chocolates, real exciting type specialty-type food stuff. It is doing well. It is all doing really well.

Patrick McKeever - MKM Partners - Analyst

So do you feel like the -- because one of the objectives there in building it out, I think, was to build more consistency in the food area. Do you feel like you that's happening?

Steve Fishman - Big Lots, Inc. - Chairman, CEO, President

Yes, Patrick. Yes, you got it. You are right, and we probably should be a little bit more specific on that, and maybe next quarter we will be.

Patrick McKeever - MKM Partners - Analyst

Okay. Then just a real quick one. How weak was the Seasonal business last year? The lawn and garden business, you said that you have yet to come up against the really easy comparisons with last year. When do those hit?

Tim Johnson - Big Lots, Inc. - SVP Finance

Think of two ways, Patrick. The middle part of March through really Memorial Day weather was not our friend. So that is both Seasonal and I would suggest Seasonal transactions, or that need for someone to come in and shop the rest of the store started to be a challenge. I think we said last year comps for Seasonal in the first quarter were negative mid-single digits; and then they turned around and were positive mid-single digits in the second quarter as we had to get more aggressive on price, et cetera.

So for the spring season, to Steve's point earlier, comps were relatively flat. We are planning on the season up this year.

Patrick McKeever - MKM Partners - Analyst

Got it. Okay, great. Thank you.

Operator

Peter Keith, Piper Jaffray.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Peter Keith - Piper Jaffray - Analyst

Thanks. Good morning, everyone. I know the call is getting a little bit long here. But, Steve, you talked in the past about with the Buzz Club and your point-of-sales system that allows for customer data capture that you might be able to implement more of a direct marketing program at some point in the future. Could you just update us on your thoughts on that portion of your business?

Tim Johnson - Big Lots, Inc. - SVP Finance

Yes, Peter, it's TJ. I would suggest to you there is still work being done there. I think what we learned -- we had some fairly good success in the fourth quarter communicating to our Rewards customers and giving them a sneak peak or an opportunity to come in and take advantage of markdowns earlier than the general public. We know they like being treated special.

I would suggest to you that there will still be a fair amount of testing going on in the first half of 2012, because we are not as comfortable or we are not as pleased with the overall results of the program yet. We think we have done a great job of building a large database of customers to communicate with. As e-mail and social communication becomes more and more important and printing is less and less important, it's helped us keep our costs low in advertising. That is a very big benefit.

We have a Friends and Family event coming up this weekend like we did last year. The Rewards Weekends have gone extremely well. So there certainly are a lot of benefits to the program that we have in place.

Communicating directly outside of those events or outside of ads is where we see the opportunity going forward. We have got we think some pretty good ideas to test, and when we have something that is I will call it rollout-able, that is meaningful, we will talk about it, but we are not there yet.

Peter Keith - Piper Jaffray - Analyst

Okay. Sounds good and good luck this year.

Tim Johnson - Big Lots, Inc. - SVP Finance

Thanks, Peter.

Operator

Meredith Adler, Barclays Capital.

Meredith Adler - Barclays Capital - Analyst

I got in under the wire, and congratulations on a great fourth quarter.

Nobody has really talked at all about the growth in the US. You said you would be opening 90 stores this year. I just wonder; maybe Chuck could talk a little bit about what you are seeing in the real estate environment. How many of those 90 stores will be A-sites? Has it changed, gotten any tougher than a year or two?

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Chuck Haubiel - Big Lots, Inc. - EVP Legal & Real Estate, General Counsel, Secretary

You know, Meredith, I don't think it has gotten a lot tougher. I do think, obviously, without new store growth or new store construction in those types of markets, and without the same number of bankruptcies that we saw in the past, we do expect we'd probably open about 20 A stores this year compared to about 25 last year. So I do think that we are starting to get into a cycle that I am not sure is going to have that material of an impact on our store openings; but it is going to change the mix as to the A-sites and what we'd consider to be the better, more traditional sites.

Meredith Adler - Barclays Capital - Analyst

And the cost of real estate?

Chuck Haubiel - Big Lots, Inc. - EVP Legal & Real Estate, General Counsel, Secretary

You know, it is creeping up every year. I don't think there is, once again, a large material change in it. Primarily because, quite frankly, the A's are the A's.

So I think last year we started seeing a pretty significant move when those numbers took a material reduction as far as availability out in the market. This year I haven't really seen a big increase.

I do think that what we are focused on, that we haven't spent a lot of time talking about, is the traditional centers that would be in more expensive locations. What I am thinking of, quite frankly, is one in Elizabeth, New Jersey, where the IKEA site is, if you are familiar with that. We just opened a store kind of across the parking lot, next to Toys "R" Us.

That is a pretty high-rent district, you could classify that as an A store, but we are looking at that as a different model, obviously with the higher demographics and the higher customer counts there to offset the higher occupancy costs.

Meredith Adler - Barclays Capital - Analyst

Great. Then I would just like to ask about whether you will say anything about how you use your free cash this year. Is it reasonable to think that you might do some buybacks?

Chuck Haubiel - Big Lots, Inc. - EVP Legal & Real Estate, General Counsel, Secretary

I guess I will jump on that as well. The Board just met yesterday, and as we discuss every quarter with the Board, obviously there is $99 million authorization still remaining. Joe alluded earlier to it, that we look at not only what is occurring during the open window and what is moving with the stock, but typically the Board will also put in place a 10b5-1 grid that, depending on what the market does, could result in us having some buyback.

Nothing else has been authorized -- or wasn't authorized at yesterday's Board meeting. So it will be quarters going forward.

Tim Johnson - Big Lots, Inc. - SVP Finance

Yes, I think, Meredith -- TJ, just to chime in on what Chuck is saying, we ended the year with a little over $60 million in debt. As you know, our first quarter is one of our heaviest cash flow quarters of the year, so clearly we have got a pretty good opportunity here to be rid of that debt absent any extra buyback activity or use of the $99 million.

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MARCH 02, 2012 / 1:00PM, BIG - Q4 2011 Big Lots, Inc. Earnings Conference Call

Having said that, we expect to generate $200 million of cash flow this year. We have got a $700 million revolver. I think Steve and the Board both believe that we have got plenty of dry powder to do what we want to do both in the plan or if there is an opportunity, if the market gives us an opportunity to continue to buyback meaningful amounts of shares.

So we are in a real good position right now. Being a high cash flow company with a big yield is clearly a benefit to this model. We feel very good about how we are heading into 2012 both from a business standpoint as well as a balance sheet and liquidity standpoint.

Meredith Adler - Barclays Capital - Analyst

Great. Thanks for answering my questions.

Tim Johnson - Big Lots, Inc. - SVP Finance

All right, Cindy, we thank everybody for their time today. We look forward to talking to everybody at the end of May on our first-quarter call.

Joe Cooper - Big Lots, Inc. - CFO, EVP, President - Big Lots Canada

Thank you.

Operator

Ladies and gentlemen, a replay will be available for this call within the hour and will end at 11.59 p.m. on Friday, March 16, 2012. You can access the replay by dialing 888-203-1112; that is for toll-free US and Canada. Or you may dial 719-457-0820 for international callers, and enter the pass code 4069205. (Operator Instructions)

Again, ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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